UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 23, 2007
Wilsons The Leather Experts Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-21543 (Commission File Number)	41-1839933 (IRS Employer Identification No.)

7401 Boone Ave. N.
Brooklyn Park, Minnesota	55428
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (763) 391-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 23, 2007, River Hills Wilsons, Inc., a wholly owned subsidiary of Wilsons The Leather Experts Inc. (the “Company”), entered into a Separation Agreement (the “Agreement”) with Betty A. Goff, providing for certain separation benefits in connection with the termination of Ms. Goff’s employment on February 28, 2007. Under the terms of the Agreement, if Ms. Goff complies with the Agreement, including releasing all claims she may have against the Company other than claims for indemnification, maintaining confidential information regarding the Company, refraining from competing with the Company for one year after the separation date, refraining from hiring, or attempting to hire, current or certain former employees of the Company and refraining from interfering with the Company’s relationships with its vendors, independent contractors or customers, Ms. Goff will continue to receive her base salary for a period of up to 56 weeks after the separation date. However, if at any time before March 27, 2008, Ms. Goff receives earnings from employment with any other employer working on average 30 hours or more per week, the Company will deduct from the salary continuation payments all amounts earned by Ms. Goff as a result of such employment. If at any time before March 27, 2008, Ms. Goff receives earnings from temporary or part-time employment working on average less than 30 hours per week and/or self-employment, the Company will deduct from the salary continuation payments all amounts in excess of $10,000 per month earned by Ms. Goff as a result of such employment. In addition, the Company will pay the employer portion of the group health, dental and vision insurance premiums for up to twelve months if Ms. Goff elects to continue coverage. The Company will also provide twelve months of executive level outplacement assistance, including office space and administrative support.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.1	Separation Agreement dated March 23, 2007 by and between Betty A. Goff and River Hills Wilsons, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.
Date: March 29, 2007	By /s/ Stacy A. Kruse
Stacy A. Kruse
Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit
No.	Description	Method of Filing
10.1	Separation Agreement dated March 23, 2007 by and between Betty A. Goff and River Hills Wilsons, Inc.	Electronic Transmission